Exhibit 11.1

                           WALDEN RESIDENTIAL PROPERTIES, INC.
                         COMPUTATION OF NET INCOME PER SHARE (1)
                        (In thousands, except per share amounts)
                                       (Unaudited)

                                              Three Months Ended      Nine Months Ended
                                                 September 30,           September 30,
                                              ------------------      -----------------
                                               1996        1995        1996       1995
                                              ------      ------      ------     ------
Income before extraordinary item. . . . . .  $ 5,487     $ 2,791     $14,124    $ 7,041
Extraordinary loss on debt extinguishment .     (488)       --        (1,072)      (465)
                                             -------     -------     -------    -------
Net income. . . . . . . . . . . . . . . . .    4,999       2,791      13,052      6,576
Preferred distributions . . . . . . . . . .   (1,409)       (461)     (2,693)      (461)
                                             -------     -------     -------    -------
Net income available to common
  stockholders. . . . . . . . . . . . . . .    3,590       2,330      10,359      6,115
                                             =======     =======     =======    =======
Income per share -- Primary:
  Before extraordinary item, less
    preferred distributions . . . . . . . .  $   .28     $   .17     $   .80    $   .57
  Extraordinary loss on debt extinguishment     (.03)       --          (.08)      (.04)
                                             -------     -------     -------    -------
  Net income available to common
     stockholders . . . . . . . . . . . . .  $   .25     $   .17     $   .72    $   .53
                                             =======     =======     =======    =======
Income per share -- Additional Primary (2):
  Before extraordinary item, less
    preferred distributions . . . . . . . .  $   .27     $   .17     $   .79    $   .57
  Extraordinary loss on debt extinguishment     (.03)       --          (.07)      (.04)
                                             -------     -------     -------    -------
  Net income available to common
     stockholders . . . . . . . . . . . . .  $   .24     $   .17     $   .72    $   .53
                                             =======     =======     =======    =======
Weighted average number of shares
  outstanding:
   Primary. . . . . . . . . . . . . . . . .   14,645      13,945      14,335     11,484
   Dilutive effect of outstanding options .       61        --            60       --
                                             -------     -------     -------    -------

  Additional Primary (2). . . . . . . . . .   14,706      13,945      14,395     11,484
                                             =======     =======     =======    =======

(1) Fully diluted net income per share is not presented because the convertible equity securities and preferred stock are anti-dilutive.

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15, because it results in dilution of less than three percent.